CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 12 to the registration statement on Form N-1A (the "Registration Statement") of our report dated January 20, 2000, relating to the financial statements and financial highlights appearing in the December 31, 1999 Annual Report to Shareholders of the T. Rowe Price New America Growth Portfolio, one of the funds comprising T. Rowe Price Equity Series, Inc., which is incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional
Information.


/s/PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP

Baltimore, Maryland
February 25, 2000